Exhibit 99.1

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FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports First Quarter 2011 Results
Same Facility Equivalent Admissions Increase 3.3 Percent
Nashville, Tenn., May 4, 2011 — HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2011.
Key first quarter metrics (all percentage changes compare 1Q 2011 to 1Q 2010 unless noted):
•	Revenues increased 6.8 percent to $8.055 billion; cash revenues increased 6.1 percent to $7.406 billion

•	Net income attributable to HCA Holdings, Inc. totaled $240 million, or $0.52 per diluted share, which includes a pre-tax charge of $181 million, or $0.32 per diluted share, related to the termination of the Company’s management agreement with its investors in conjunction with the Company’s IPO

•	Adjusted EBITDA increased 1 percent to $1.590 billion

•	Cash revenue per equivalent admission increased 2.3 percent

•	Cash flows from operations increased 6.9 percent to $918 million

•	Same facility equivalent admissions increased 3.3 percent while same facility admissions increased 1.6 percent
Patient volume in the first quarter of 2011 reflected robust emergency room volumes and inpatient volumes. Same facility equivalent admissions increased 3.3 percent in the first quarter of 2011 compared to the prior year, reflecting increases in both inpatient and outpatient volumes. Same facility admissions increased 1.6 percent, compared to the prior year. Same facility emergency room visits increased 11.3 percent in the first quarter of 2011 compared to the prior year.
Revenues in the first quarter increased to $8.055 billion, compared to $7.544 billion in the first quarter of 2010. Cash revenues totaled $7.406 billion in the first quarter of 2011, compared to $6.980 billion in the prior year’s first quarter. Cash revenues is a non-GAAP measure and reflects the Company’s reported revenues less the provision for doubtful accounts (bad debts). Revenue growth was driven by increased volume and revenue per equivalent admission growth. Net income attributable to HCA Holdings, Inc. totaled $240 million, or $0.52 per diluted share, compared to $388 million, or $0.89 per diluted share, in the first quarter of 2010. Adjusted

EBITDA increased to $1.590 billion compared to $1.574 billion in the prior year. Adjusted EBITDA is a non-GAAP measure. Tables providing supplemental information on adjusted EBITDA and cash revenues and reconciling net income attributable to HCA Holdings, Inc. to adjusted EBITDA, and reported revenues to cash revenues, are included in this release. Results for the first quarter of 2011 include losses on sales of facilities of $1 million, or $0.01 per diluted share, and a charge for termination of management agreement of $181 million, or $0.32 per diluted share. A management agreement among HCA and the private investor group was executed in connection with the investors’ acquisition of HCA in November 2006. The management agreement was terminated pursuant to its terms upon completion of the initial public offering of our common stock. Results in the first quarter of 2010 include impairments of long-lived assets of $18 million, or $0.03 per diluted share. (All “per diluted share” disclosures are based upon amounts net of the applicable income taxes.)
“Our view of the first quarter is a positive one, marked by strong increases in patient volumes, effective cost management and continued focus on our quality and patient service agendas,” said Richard M. Bracken, Chairman of the Board and Chief Executive Officer of HCA.
The Company’s provision for doubtful accounts increased to $649 million, or 8.1 percent of revenues, in the first quarter of 2011, compared to $564 million, or 7.5 percent of revenues, in the same period of 2010. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care, was 25.7 percent for the first quarter of 2011, compared to 23.5 percent for the first quarter of 2010. Same facility uninsured admissions increased 4.7 percent in the first quarter compared to the prior year and comprised 6.5 percent of total admissions compared to 6.3 percent of total admissions in the first quarter of 2010.
During the first quarter of 2011, salaries and benefits, supplies and other operating expenses totaled $5.892 billion, or 73.1 percent of revenues (79.5 percent of cash revenues), compared to $5.474 billion, or 72.5 percent of revenues (78.5 percent of cash revenues), in the first quarter of 2010.
Balance Sheet
As of March 31, 2011, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $553 million, total debt of $25.366 billion, and total assets of $23.809 billion. During the first quarter of 2011, capital expenditures totaled $329 million, excluding acquisitions. Net cash provided by operating activities in the quarter totaled $918 million compared to $859 million in the prior year’s first quarter.
As of March 31, 2011, HCA operated 163 hospitals and 107 freestanding surgery centers (including seven hospitals and nine free standing surgery centers operated through equity method joint ventures).

Initial Public Offering of Equity
During March 2011, HCA completed the initial public offering of 87,719,300 shares of its common stock at a price of $30.00 per share. Net proceeds from the offering were approximately $2.506 billion, after underwriter discounts, commissions and other related offering expenses. Certain stockholders also sold 57,410,700 shares of our common stock in this offering. The Company did not receive any proceeds from the shares sold by the selling stockholders. The Company’s common stock is now traded on the New York Stock Exchange (symbol: “HCA”).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.talkpoint.com/viewer/starthere.asp?Pres=135344 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
     Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s first quarter financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment of federal health care reform, the possible enactment of additional federal or state health care reform and possible changes to health care reform and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential liabilities and other claims that may be asserted against us, and (19) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.
Condensed Consolidated Income Statements
First Quarter
(Dollars in millions, except per share amounts)

	2011		2010
	Amount	Ratio	Amount	Ratio
Revenues	$8,055	100.0%	$7,544	100.0%

Salaries and benefits	3,295	40.9	3,072	40.7
Supplies	1,275	15.8	1,200	15.9
Other operating expenses	1,322	16.4	1,202	15.9
Provision for doubtful accounts	649	8.1	564	7.5
Equity in earnings of affiliates	(76)	(0.9)	(68)	(0.9)
Depreciation and amortization	358	4.5	355	4.8
Interest expense	533	6.6	516	6.8
Losses on sales of facilities	1	—	—	—
Impairments of long-lived assets	—	—	18	0.2
Termination of management agreement	181	2.2	—	—

	7,538	93.6	6,859	90.9

Income before income taxes	517	6.4	685	9.1

Provision for income taxes	183	2.3	209	2.8

Net income	334	4.1	476	6.3

Net income attributable to noncontrolling interests	94	1.1	88	1.1

Net income attributable to HCA Holdings, Inc.	$240	3.0	$388	5.2

Diluted earnings per share	$0.52		$0.89

Shares used in computing diluted earnings per share (000)	461,969		435,680

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Results Summary
(Dollars in millions, except per share amounts)

	First Quarter
	2011	2010
Revenues	$8,055	$7,544

Net income attributable to HCA Holdings, Inc.	$240	$388
Losses on sales of facilities (net of tax)	2	—
Impairments of long-lived assets (net of tax)	—	12
Termination of management agreement (net of tax)	149	—

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairment of long-lived assets and termination of management agreement (a)	391	400
Depreciation and amortization	358	355
Interest expense	533	516
Provision for income taxes	214	215
Net income attributable to noncontrolling interests	94	88

Adjusted EBITDA (a)	$1,590	$1,574

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.52	$0.89
Losses on sales of facilities	0.01	—
Impairments of long-lived assets	—	0.03
Termination of management agreement	0.32	—

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairment of long-lived assets and termination of management agreement (a)	$0.85	$0.92

Shares used in computing diluted earnings per share (000)	461,969	435,680

(a)	Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets and termination of management agreement and Adjusted EBITDA are non-GAAP financial measures. We believe net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets and termination of management agreement and GAAP net income attributable to HCA Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operatins and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets and termination of management agreement and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets and termination of management agreement and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, impairments of long-lived assets and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
First Quarter
(Dollars in millions)

	2011			2010
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$8,055		100.0	$7,544		100.0
Provision for doubtful accounts	649			564

Cash revenues (a)	7,406	100.0		6,980	100.0
Salaries and benefits	3,295	44.5	40.9	3,072	44.0	40.7
Supplies	1,275	17.2	15.8	1,200	17.2	15.9
Other operating expenses	1,322	17.8	16.4	1,202	17.3	15.9

% changes from prior year:
Revenues	6.8%
Cash revenues	6.1
Revenue per equivalent admission	2.9
Cash revenue per equivalent admission	2.3

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. During the first quarter of 2011, uninsured discounts increased $238 million and the provision for doubtful accounts increased $85 million, compared to the first quarter of 2010. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$553	$411
Accounts receivable, net	4,060	3,832
Inventories	881	897
Deferred income taxes	916	931
Other	576	848

Total current assets	6,986	6,919

Property and equipment, at cost	25,855	25,641
Accumulated depreciation	(14,508)	(14,289)

	11,347	11,352

Investments of insurance subsidiary	590	642
Investments in and advances to affiliates	852	869
Goodwill	2,705	2,693
Deferred loan costs	354	374
Other	975	1,003

	$23,809	$23,852

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,348	$1,537
Accrued salaries	975	895
Other accrued expenses	1,398	1,245
Long-term debt due within one year	546	592

Total current liabilities	4,267	4,269

Long-term debt	24,820	27,633
Professional liability risks	1,003	995
Income taxes and other liabilities	1,507	1,608

Total liabilities	31,597	34,505

Equity securities with contingent redemption rights	—	141

EQUITY (DEFICIT)
HCA Holdings, Inc. stockholders’ deficit	(8,930)	(11,926)
Noncontrolling interests	1,142	1,132

Total deficit	(7,788)	(10,794)

	$23,809	$23,852

HCA Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
First Quarter
(Dollars in millions)

	2011	2010
Cash flows from operating activities:
Net income	$334	$476
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(774)	(838)
Provision for doubtful accounts	649	564
Depreciation and amortization	358	355
Income taxes	321	238
Losses sales of facilities	1	—
Impairments of long-lived assets	—	18
Amortization of deferred loan costs	20	20
Share-based compensation	8	8
Other	1	18

Net cash provided by operating activities	918	859

Cash flows from investing activities:
Purchase of property and equipment	(329)	(214)
Acquisition of hospitals and health care entities	(22)	(21)
Disposal of hospitals and health care entities	55	24
Change in investments	20	29
Other	3	1

Net cash used in investing activities	(273)	(181)

Cash flows from financing activities:
Issuance of long-term debt	—	1,387
Net change in revolving credit facilities	(2,604)	1,339
Repayment of long-term debt	(296)	(1,510)
Distributions to noncontrolling interests	(95)	(83)
Distributions to stockholders	(30)	(1,751)
Payment of debt issuance costs	—	(25)
Issuance of common stock	2,506	—
Income tax benefits	22	42
Other	(6)	(1)

Net cash used in financing activities	(503)	(602)

Change in cash and cash equivalents	142	76
Cash and cash equivalents at beginning of period	411	312

Cash and cash equivalents at end of period	$553	$388

Interest payments	$401	$374
Income tax refunds, net	($160)	($71)

HCA Holdings, Inc.
Operating Statistics

	First Quarter
	2011	2010
Consolidating Hospitals:
Number of Hospitals	156	154
Weighted Average Licensed Beds	39,061	38,687
Licensed Beds at End of Period	39,075	38,719

Reported:
Admissions	406,900	398,900
% Change	2.0%
Equivalent Admissions	638,400	615,500
% Change	3.7%
Revenue per Equivalent Admission	$12,617	$12,257
% Change	2.9%
Inpatient Revenue per Admission	$12,097	$11,830
% Change	2.3%
Patient Days	1,980,200	1,952,600
Equivalent Patient Days	3,106,900	3,012,900
Inpatient Surgery Cases	119,700	122,500
% Change	-2.2%
Outpatient Surgery Cases	193,000	190,700
% Change	1.2%
Emergency Room Visits	1,527,600	1,367,100
% Change	11.7%
Outpatient Revenues as a Percentage of Patient Revenues	37.8%	36.4%
Average Length of Stay	4.9	4.9
Occupancy	56.3%	56.1%
Equivalent Occupancy	88.3%	86.6%

Same Facility:
Admissions	404,000	397,500
% Change	1.6%
Equivalent Admissions	633,000	612,900
% Change	3.3%
Revenue per Equivalent Admission	$12,561	$12,241
% Change	2.6%
Inpatient Revenue per Admission	$12,115	$11,840
% Change	2.3%
Inpatient Surgery Cases	119,100	121,900
% Change	-2.3%
Outpatient Surgery Cases	190,800	189,000
% Change	1.0%
Emergency Room Visits	1,516,700	1,362,200
% Change	11.3%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	156	154
Nonconsolidating (Equity Joint Ventures)	7	8

Total Number of Hospitals	163	162